Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated September 19, 2025 relating to the financial statements of SPACSphere Acquisition Corp. as of June 30, 2025 and for the period from June 18, 2025 (inception) through June 30, 2025, which includes an explanatory paragraph relating to SPACSphere Acquisition Corp.’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 19, 2025